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                                  EX-99.B10(b)
                             Tax Opinion of Counsel
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                               December 12, 1997


Stagecoach Funds, Inc.
Overland Express Funds, Inc.
Corporate Secretary
c/o Stephens Inc.
111 Center Street
Little Rock, AK 72201

      Re: Reorganization of the Stagecoach Aggressive (Strategic) Growth Fund, Stagecoach California Tax-Free Bond Fund, Stagecoach California Tax-Free Money Market Mutual Fund, Stagecoach Ginnie Mae (U.S. Government Income) Fund, Stagecoach Index Allocation Fund, Stagecoach National Tax-Free Fund, Stagecoach National Tax-Free Money Market Mutual Fund, Stagecoach Overland Express Sweep Fund, Stagecoach Prime Money Market Mutual Fund, Stagecoach Short-Term Government-Corporate Income Fund, Stagecoach Short-Term Municipal Income Fund, Stagecoach Small Cap Fund, Stagecoach Treasury Money Market Mutual Fund and Stagecoach Variable Rate Government Fund, and the Overland Strategic Growth Fund, Overland California Tax-Free Bond Fund, Overland California Tax-Free Money Market Fund, Overland U.S. Government Income Fund, Overland Index Allocation Fund, Overland Municipal Income Fund, Overland National Tax-Free Institutional Money Market Fund, Overland Sweep Fund, Overland Money Market Fund, Overland Short-Term Government-Corporate Income Fund, Overland Short-Term Municipal Income Fund, Overland Small Cap Strategy Fund, Overland U.S. Treasury Money Market Fund and Overland Variable Rate Government Fund


Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the acquisitions (each, a "Reorganization," and collectively, the "Reorganizations") by the Stagecoach Aggressive (Strategic) Growth Fund, Stagecoach California Tax-Free Bond Fund, Stagecoach California Tax-Free Money Market Mutual Fund, Stagecoach Ginnie Mae (U.S. Government Income) Fund, Stagecoach Index Allocation Fund, Stagecoach National Tax-Free Fund, Stagecoach National Tax-Free Money Market Mutual Fund, Stagecoach Overland Express Sweep Fund, Stagecoach Prime Money Market Mutual Fund, Stagecoach Short-Term Government-Corporate Income Fund, Stagecoach Short-Term Municipal Income Fund, Stagecoach Small Cap Fund,
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Stagecoach Funds, Inc.
Overland Express Funds, Inc.
December 12, 1997
Page 2

Stagecoach Treasury Money Market Mutual Fund and Stagecoach Variable Rate Government Fund (each, an "Acquiring Fund," and collectively, the "Acquiring Funds"), each a separate portfolio of Stagecoach Funds, Inc., a Maryland corporation (the "Company"), of substantially all of the assets of the Overland Strategic Growth Fund, Overland California Tax-Free Bond Fund, Overland California Tax-Free Money Market Fund, Overland U.S. Government Income Fund, Overland Index Allocation Fund, Overland Municipal Income Fund, Overland National Tax-Free Institutional Money Market Fund, Overland Sweep Fund, Overland Money Market Fund, Overland Short-Term Government-Corporate Income Fund, Overland Short-Term Municipal Income Fund, Overland Small Cap Strategy Fund, Overland U.S. Treasury Money Market Fund and Overland Variable Rate Government Fund (each, an "Acquired Fund," and collectively, the "Acquired Funds"), respectively, each a separate portfolio of Overland Express Funds, Inc., a Maryland corporation ("the "Overland Funds"), pursuant to the Agreement and Plan of Consolidation, dated October 1, 1997 (the "Agreement"), by and between the Company and the Overland Funds.

     The Reorganizations are described in the Combined Proxy Statement/Prospectus (the "Proxy/Prospectus") of the Company and the Overland Funds, and the appendices thereto, dated October 10, 1997, as filed with the Securities and Exchange Commission on September 3, 1997 (file no. 333-34873). Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement or in the certificates delivered to us by the Company, for itself and on behalf of each Acquiring Fund, and by Overland Funds, for itself and on behalf of each Acquired Fund (together, the "Certificates of Representations").

     In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Certificates of Representations, the Proxy/Prospectus, and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement have acted and will act in accordance with its terms, and that the Reorganizations will be consummated pursuant to the terms and conditions set
forth therein.   Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Certificates of Representations, are true and complete in all material respects. We have not independently verified such representations.

     The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Reorganizations under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended ("the Code"), the Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best
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Stagecoach Funds, Inc.
Overland Express Funds, Inc.
December 12, 1997
Page 3

judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Reorganizations under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Reorganizations under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Reorganizations or any other transaction (including any transaction undertaken in connection with the Reorganizations).

     This opinion may not be applicable to certain classes of Acquired Fund shareholders, including securities dealers, foreign persons and persons who acquired their stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     No opinion is expressed as to any transactions other than the Reorganizations as described in the Agreement or as to any transactions whatsoever, including the Reorganizations, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

     (1) Each Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(A), (C), (D) or (F) of the Code, and each Acquiring Fund and the corresponding Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by an Acquired Fund upon the transfer of its assets and liabilities to the corresponding Acquiring Fund solely in exchange for the Acquiring Fund Shares.

     (3) No gain or loss will be recognized by an Acquiring Fund upon the receipt of the assets and assumption of liabilities of the corresponding Acquired Fund solely in exchange for the Acquiring Fund Shares.
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Stagecoach Funds, Inc.
Overland Express Funds, Inc.
December 12, 1997
Page 4

     (4) The basis of an Acquired Fund's assets received by the corresponding Acquiring Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Reorganization.

     (5) The holding period of an Acquired Fund's assets in the hands of the corresponding Acquiring Fund will include the period for which such assets have been held by the Acquired Fund.

     (6) No gain or loss will be recognized by an Acquired Fund on the distribution to its shareholders of the Acquiring Fund Shares to be received by the Acquired Fund in the Reorganization.

     (7) No gain or loss will be recognized by the shareholders of an Acquired Fund upon their receipt of the corresponding Acquiring Fund Shares in exchange for such shareholders' shares of the Acquired Fund.

     (8) The basis of the Acquiring Fund Shares received by the shareholders of the corresponding Acquired Fund will be the same as the basis of the Acquired Fund shares surrendered by such shareholders pursuant to the Reorganization.

     (9) The holding period for the Acquiring Fund Shares received by the Acquired Fund shareholders will include the period during which such shareholders held the Acquired Fund shares surrendered therefor, provided that such Acquired Fund shares are held as a capital asset in the hands of the Acquired Fund shareholders on the date of the exchange.

     (10) Each Acquiring Fund will succeed to and take into account the tax attributes described in Section 381(c) of the Code of the corresponding Acquired Fund as of the Closing Date, subject to the conditions and limitations specified in the Code.


                             Very truly yours,